EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Centra Software, Inc.:

We consent to the use of our report dated January 24, 2003, with respect to the consolidated balance sheet of Centra Software, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive loss, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

August 5, 2003